News Release

Exhibit 99.1

For further information contact:

Ray Christie
Phone: (510) 668-2200, or
Email: rchristie@thermawave.com

Therma-Wave Announces Fiscal Fourth Quarter
and Full Year 2005 Financial Results

FREMONT, California — May 26, 2005 -Therma-Wave, Inc., (NASDAQ: TWAV) a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the fiscal fourth quarter and full year 2005 ended April 3, 2005.

Net revenues for the fiscal fourth quarter 2005 were $16.0 million, exceeding the Company’s stated guidance range. Net revenues declined $3.4 million, or 18 percent, compared to the fiscal fourth quarter of 2004. Sequentially, net revenues decreased $5.4 million, or 25 percent, compared to net revenues reported for the fiscal third quarter 2005, ended December 26, 2004. Net revenues for the fiscal year ended April 3, 2005 were $81.3 million, an increase of $16.0 million, or 24 percent, versus $65.3 million for fiscal year 2004. Deferred revenues at April 3, 2005 rose to $17.2 million, an increase of $6.0 million versus the balance at December 26, 2004.

Net loss for the fiscal fourth quarter 2005 was $5.1 million, or $(0.14) per diluted share, compared to a net loss of $1.8 million, or $(0.05) per diluted share, in the fiscal fourth quarter 2004, and sequentially, to a net loss of $1.9 million, or $(0.05) per diluted share, recorded in the fiscal third quarter of 2005.

Net loss for fiscal year 2005 was $6.8 million, or $(0.19) per diluted share, compared to a net loss of $18.1 million, or $(0.56) per diluted share, for fiscal year 2004, a significant reduction in losses year-over-year.

Gross margin for the fiscal fourth quarter 2005 was at 38 percent compared to 43 percent in the fiscal fourth quarter 2004. Fiscal year 2005 gross margin was 45 percent versus fiscal year 2004 gross margin of 41 percent. In both years gross margins benefited from sale of inventory previously written off.

Cash and cash equivalents totaled $13.4 million as of April 3, 2005, compared to $13.7 million as of December 26, 2004 and $23.9 million as of March 28, 2004. Cash and cash equivalents at April 3, 2005 were below management expectations primarily due to a delay of approximately $1.8 million of expected cash that was not received in the quarter and approximately $0.5 million of higher than expected payments for materials and expenses.

Boris Lipkin, Therma-Wave’s president and chief executive officer stated, “Our fiscal fourth quarter revenue and net loss per share both beat the Company’s stated expectations. We experienced meaningful year-over-year progress in fiscal 2005, despite a challenging second half. Subsequent to year end, we announced a streamlining of our North American corporate structure and the implementation of an exclusive distribution agreement in the Asia Pacific region. These actions are aimed at providing improved efficiencies and aligning our operations with changing market conditions.”

Guidance

Guidance for the fiscal first quarter 2006 ending July 3, 2005 includes the impact of the restructuring activities announced in April.

•	Revenue is expected to be in the range of $12 million to $18 million depending, among other things, on the timing of recognition of deferred revenue.

•	Diluted net loss per share is expected to be within the range of ($0.15) to ($0.23), excluding non-cash charges or credits for variable accounting for stock options.

•	New orders are expected to be in a range of $14 million to $18 million.

•	Cash consumption for the quarter is expected to be in the range of $6 million to $8 million depending on timing of cash receipts.

In connection with the Company’s previously announced North American streamlining initiative, Therma-Wave expects to take a charge relating to restructuring activities of approximately $0.6 million, which is anticipated to be recorded during the Company’s fiscal first quarter 2006.

Additionally, the Company previously announced the restructuring of its Asian operations and expects to incur restructuring charges in connection with the plan in the range of $0.5 million to $1.0 million. Therma-Wave expects to record these charges during the Company’s fiscal first and second quarters of 2006.

Conference Call Information

Therma-Wave, Inc. will hold a conference call to review financial results and ongoing operations at 1:30 p.m. Pacific Time, 4:30 p.m. Eastern Time, on Thursday, May 26, 2005. Participating in the call will be Boris Lipkin, president and chief executive officer, Ray Christie, senior vice president and chief financial officer and Joseph J. Passarello, vice president of finance. A live Web cast of the conference call, as well as a replay of the call, may be accessed via the Internet at: www.thermawave.com.

About Therma-Wave, Inc.

Since 1982, Therma-Wave, Inc., has been revolutionizing process control metrology systems through innovative proprietary products and technologies. The Company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading-edge products to the semiconductor manufacturing industry for the measurement of transparent and semi-transparent thin films; for the measurement of critical dimensions and profile of IC features; for the monitoring of ion implantation; and for the integration of metrology into semiconductor processing systems. For further information about Therma-Wave, Inc., access the web site at: www.thermawave.com.

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include our positioning to address current and future market needs, our ability to improve long-term profitability, our ability to provide cost efficiencies, the ability of our products to gain momentum in the global market, the charges to be incurred in connection with our restructurings and our future financial guidance. Factors that could cause actual results to differ materially from the forward-looking statements include the cyclicality of our business, the loss of one or more large customers, our ability to protect our intellectual property, our ability to successfully compete against larger companies, our ability to access additional capital in the future, our ability to develop new and advanced products in the future, our ability to attract and retain key personnel, our ability to receive supplies from single source suppliers, possible disruptions to our business and the impact on remaining employees of the restructuring activities, disruptions at our manufacturing facilities and general political, economic and stock market conditions and events, both domestically and internationally. These factors and others are described in more detail in our public reports filed with the Securities and Exchange Commission, such as those discussed in the “Risk Factors” section filed as Exhibit 99.1 to our Annual Report on Form 10-K for the fiscal year ended March 28, 2004, all quarterly reports on Form 10-Q for the following fiscal quarters, all subsequent current reports on Form 8-K and all of our prior press releases. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no duty to update these forward-looking statements.

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	March 31,
	2005	2004
Assets
Current assets:
Cash	$13,419	$23,899
Accounts receivable, net	15,678	14,772
Inventories	30,870	17,169
Other current assets	2,680	2,075

Total current assets	62,647	57,915
Property and equipment, net	2,976	4,564
Other assets, net	1,950	1,803

Total assets	$67,573	$64,282

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,227	$7,420
Other current liabilities	15,784	14,823
Deferred revenues	15,804	6,887

Total current liabilities	39,815	29,130
Long-term liabilities:
Non-current deferred revenues	1,425	1,815
Other long-term liabilities	370	1,073

Total liabilities	41,610	32,018
Stockholders’ equity	25,963	32,264

Total liabilities and stockholders’ equity	$67,573	$64,282

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2005	2004	2005	2004
Net revenues Product	$11,169	$14,948	$60,930	$46,938
Service and parts	4,869	4,526	20,331	18,371

Total net revenues	16,038	19,474	81,261	65,309
Cost of revenues Product	6,537	7,488	30,174	24,645
Service and parts	3,454	3,538	14,446	13,855

Total cost of revenues	9,991	11,026	44,620	38,500

Gross profit	6,047	8,448	36,641	26,809

Operating expenses:
Research and development	4,427	4,082	17,559	18,710
Selling, general and administrative	7,281	6,259	25,450	22,958
Restructuring, severance and other	(26)	(35)	347	1,938
Stock-based compensation expense (benefit)	(781)	(59)	(179)	1,150

Total operating expenses	10,901	10,247	43,177	44,756

Operating loss	(4,854)	(1,799)	(6,536)	(17,947)
Other income (expense)	46	(1)	177	(146)

Loss before provision for income taxes	(4,808)	(1,800)	(6,359)	(18,093)

Provision for income taxes	250	—	462	—

Net loss	$(5,058)	$(1,800)	$(6,821)	$(18,093)

Net loss per share:
Basic and Diluted	$(0.14)	$(0.05)	$(0.19)	$(0.56)
Weighted average number of shares outstanding:
Basic and Diluted	36,176	35,480	35,912	32,387
Stock-based compensation expense (benefit) included in:
Cost of revenues	$(169)	$(63)	$(120)	$168
Stock-based compensation expense (benefit) excluded from:
Research and development(577)	(577)	(33)	(233)	706
Selling, general and administrative	(204)	(26)	54	444

Total operating expenses (benefit)	(781)	(59)	(179)	1,150

Total stock-based compensation expense (benefit)	$(950)	$(122)	$(299)	$1,318